UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                  June 30, 2025

SELECTIVE INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-33067	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey	07890
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (973) 948-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $2 per share	SIGI	The Nasdaq Stock Market LLC
Depositary Shares, each representing a 1/1,000th interest in a share of 4.60% Non-Cumulative Preferred Stock, Series B, without par value	SIGIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2025, Selective Insurance Group, Inc. (“Selective”) entered into that certain Credit Agreement (the “Agreement”), by and among Selective, the lenders named therein (collectively, the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”). Under the Agreement, the Lenders have agreed to provide Selective with a $100 million revolving credit facility, which can be increased to $200 million with the consent of the Lenders. The Agreement will mature on June 30, 2028.

Interest rates on borrowings under the credit facility are indexed to either a base rate or the term Secured Overnight Financing Rate (SOFR) for one-, three-, or six-month interest periods, as selected by Selective at the time of borrowing, plus a specified margin dependent on Selective’s debt rating.

The Agreement contains representations, warranties, and covenants that are customary for credit facilities of this type, including, without limitation, financial covenants under which Selective is obligated to maintain a minimum consolidated net worth and maximum ratio of consolidated debt to total capitalization, and covenants limiting the ability of Selective to: (i) merge or liquidate; (ii) incur debt or liens; (iii) dispose of assets; (iv) make investments and acquisitions; and (v) engage in transactions with affiliates.

The Agreement also contains customary events of default, including, without limitation: (i) failure to pay principal, interest, or fees when due; (ii) covenant default; (iii) material breach of representations or warranties; (iv) cross-default to other debt in excess of an agreed amount; (v) insolvency or bankruptcy; (vi) monetary judgment in excess of an agreed amount; and (vii) a change in control event. If an event of default under the Agreement occurs and is continuing, then the Administrative Agent, at the direction, or with the consent, of the Requisite Lenders (as defined in the Agreement), may declare outstanding obligations under the Agreement immediately due and payable.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Selective was a party to that certain Credit Agreement (the “Prior Credit Agreement”), by and among Selective, the lenders named therein (collectively, the “Prior Credit Agreement Lenders”), and the Administrative Agent, dated November 7, 2022, pursuant to which the Prior Credit Agreement Lenders agreed to provide Selective with a $50 million revolving credit facility, which could be increased to $125 million with the consent of the Prior Credit Agreement Lenders. The Prior Credit Agreement was scheduled to mature on November 7, 2025.

Pursuant to Section 10.19 of the Agreement, upon the effectiveness of the Agreement pursuant to Section 3.1 and the payment in full of all indebtedness, liabilities, and obligations under the Prior Credit Agreement (other than obligations which, by their express terms, survive the termination thereof), the Prior Credit Agreement automatically terminated. The termination of the Prior Credit Agreement did not result in any penalties to Selective.

The foregoing description of the Prior Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Prior Credit Agreement, which is filed as Exhibit 10.1 to Selective’s Current Report on Form 8-K filed on November 8, 2022 and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 30, 2025, among Selective, the Lenders, and the Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.

Date: July 1, 2025	By:	/s/ Michael H. Lanza
Michael H. Lanza
Executive Vice President and General Counsel